UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) April 27, 2007

ScanSource, Inc.

(Exact Name of Registrant as Specified in Its Charter)

South Carolina	000-26926	57-0965380
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6 Logue Court, Greenville, South Carolina 29615

(Address, Including Zip Code, of Principal Executive Offices)

(864) 288-2432

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 27, 2007, ScanSource, Inc. (the “Company”) entered into an Industrial Lease Agreement (the “Lease”) with Industrial Developments International, Inc. (“IDI”), a Delaware corporation, whereby the Company is leasing approximately 600,000 square feet in a building located in Southaven, Mississippi. The leased space will be used by the Company for distribution, warehousing and storage purposes. The lease also provides for a right of first refusal on an additional 147,000 square feet of expansion space. The lease provides for market rental rates and will commence after the construction of the demised premises has been substantially completed (the “Lease Commencement Date”), which is expected to be October 1, 2007. The lease is conditioned upon the Company receiving approval for certain economic development tax incentives from the state of Mississippi. The primary term of the lease is for a period of 120 months from the Lease Commencement Date, and the Company has 2 consecutive 5-year options to extend the lease term beyond the expiration of the primary term. In connection with the entrance into the Lease, the Company also entered into an agreement with IDI giving the Company the option to require IDI to purchase the Company’s existing Memphis, Tennessee facility at an agreed upon market price and upon certain conditions, on or before April 30, 2008. The new distribution center in Southaven, Mississippi will replace the Company’s current 366,000 square foot facility for North American distribution operations located in Memphis. The new distribution center is also located closer to the Memphis regional airport and major freight carrier hubs.

A copy of the Company’s press release regarding the Lease is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Press Release dated April 30, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ScanSource, Inc.

Date: April 30 2007	By:	/s/ Richard P. Cleys
	Name:	Richard P. Cleys
	Its:	Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
99.1	Press Release dated April 30, 2007